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United Technologies Corporation

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March     , 2008

Dear Fellow Shareowner,

The 2008 Annual Meeting of UTC Shareowners will be held on April 9, 2008. As a shareowner through the UTC Savings Plan, your vote is important. We urge you to vote your shares as soon as possible. The board of directors recommends that you vote FOR proposals 1, 2 and 3 and that you vote AGAINST proposals 4, 5, 6 and 7.

We would like to provide additional information concerning two of the proposals that will be voted on at the Annual Meeting. Proposal 3, sponsored by UTC’s board of directors, seeks shareowner approval of amendments to the 2005 Long-Term Incentive Plan. Proposal 6, sponsored by a local union officer, requests changes to executive compensation that we believe would detract from rather than enhance shareowner value.

UTC employees and retirees, through the United Technologies Corporation Employee Stock Ownership Plan and the UTC Savings Plan Common Stock Fund, together hold approximately 9% of shares outstanding. Therefore, your vote is important.

Proposal 3 is sponsored by the board of directors and seeks shareowner approval of amendments to the 2005 Long-Term Incentive Plan to authorize additional shares for equity-based awards to eligible employees and directors, including stock awards for UTC’s highly regarded Employee Scholar Program. Over the ten years through 12/31/2007, UTC’s total shareowner return has approached five times that of the S&P 500 and was first among Dow Jones Industrial companies. This success is attributable to many factors, including, we believe, UTC’s long-term compensation mechanisms that are designed to achieve enhanced shareowner value. We believe the 2005 Long-Term Incentive Plan as amended now will continue to encourage the performance necessary to sustain exceptional results. We recommend you vote FOR Proposal 3.

Proposal 6 is sponsored by an officer of the Teamsters Union Local at Sikorsky’s Stratford, CT facility. The Teamsters are proposing that the company’s executive compensation program, currently approved and administered by the board’s Compensation Committee, be modified to incorporate changes which we believe would impair continued shareowner value creation.

Over the ten years through 12/31/2007, the aggregate value of UTC’s outstanding shares has increased by $57.6 billion, which is $47.5 billion above the level that shareowners would have realized had UTC shares appreciated at the same rate as the S&P 500. We believe that UTC’s executive compensation program has been fundamental in cementing the shareowner value agenda and a key factor in the exceptional returns UTC has achieved. You have received directly these benefits of excess shareowner value creation through your shares held in the UTC Savings Plan. Accordingly, we recommend you vote AGAINST Proposal 6.

We urge you to carefully review these and the other proposals which are further described in your Proxy Statement. In addition to a vote FOR Proposal 3 and a vote AGAINST Proposal 6, the board of directors recommends that you vote FOR Proposals 1 and 2, and AGAINST Proposals 4, 5, and 7.

This is a great company whose results have been made possible by the efforts and skills of countless current and former employees. Special thanks for your own part in this.

George David,	Louis R. Chênevert,
Chairman and Chief Executive Officer	President and Chief Operating Officer

March         , 2008

United Technologies Corporation

Annual Meeting of Shareowners

April 9, 2008 at 2:00 p.m.

South Atrium of Pratt & Whitney

Canada’s main facility

1000 Marie-Victorin Boulevard

Longueuil, Quebec, Canada

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Dear Fellow Shareowner,

The 2008 Annual Meeting of UTC Shareowners will be held on April 9, 2008. As a shareowner through the UTC Savings Plan, your vote is important. We urge you to vote your shares as soon as possible. The board of directors recommends that you vote FOR proposals 1, 2 and 3 and that you vote AGAINST proposals 4, 5, 6 and 7.

We would like to provide additional information concerning two of the proposals that will be voted on at the Annual Meeting. Proposal 3, sponsored by UTC’s board of directors, seeks shareowner approval of amendments to the 2005 Long-Term Incentive Plan. Proposal 6, sponsored by a local union officer, requests changes to executive compensation that we believe would detract from rather than enhance shareowner value.

UTC employees and retirees, through the United Technologies Corporation Employee Stock Ownership Plan and the UTC Savings Plan Common Stock Fund, together hold approximately 9% of shares outstanding. Therefore, your vote is important.

Proposal 3 is sponsored by the board of directors and seeks shareowner approval of amendments to the 2005 Long-Term Incentive Plan to authorize additional shares for equity-based awards to eligible employees and directors, including stock awards for UTC’s highly regarded Employee Scholar Program. Over the ten years through 12/31/2007, UTC’s total shareowner return has approached five times that of the S&P 500 and was first among Dow Jones Industrial companies. This success is attributable to many factors, including, we believe, UTC’s long-term compensation mechanisms that are designed to achieve enhanced shareowner value. We believe the 2005 Long-Term Incentive Plan as amended now will continue to encourage the performance necessary to sustain exceptional results. We recommend you vote FOR Proposal 3.

Proposal 6 is sponsored by an officer of the Teamsters Union Local at Sikorsky’s Stratford, CT facility. The Teamsters are proposing that the company’s executive compensation program, currently approved and administered by the board’s Compensation Committee, be modified to incorporate changes which we believe would impair continued shareowner value creation.

Over the ten years through 12/31/2007, the aggregate value of UTC’s outstanding shares has increased by $57.6 billion, which is $47.5 billion above the level that shareowners would have realized had UTC shares appreciated at the same rate as the S&P 500. We believe that UTC’s executive compensation program has been fundamental in cementing the shareowner value agenda and a key factor in the exceptional returns UTC has achieved. You have received directly these benefits of excess shareowner value creation through your shares held in the UTC Savings Plan. Accordingly, we recommend you vote AGAINST Proposal 6.

We urge you to carefully review these and the other proposals which are further described in your Proxy Statement. In addition to a vote FOR Proposal 3 and a vote AGAINST Proposal 6, the board of directors recommends that you vote FOR Proposals 1 and 2, and AGAINST Proposals

4, 5, and 7.

This is a great company whose results have been made possible by the efforts and skills of countless current and former employees. Special thanks for your own part in this.

George David, Chairman and Chief Executive Officer

Louis R. Chênevert, President and Chief Operating Officer

This message has been forwarded to you by Computershare Trust Company, N.A., the independent registrar and transfer agent for UTC Common Stock.

The UTC Annual Report for 2007 and the Proxy Statement for the 2008 Annual Meeting of Shareowners are available at the following link: www.envisionreports.com/utx

To cast your vote, please visit www.envisionreports.com/utx and follow the on-screen instructions. You will need the proxy login validation details provided above to access the voting site.

Questions? For additional assistance regarding your account please visit www.computershare.com/ContactUs where you will find useful FAQs, phone numbers and our secure online contact form.